Exhibit 21.01
RiceBran Technologies
Subsidiaries of the Registrant
As of December 10, 2013

Subsidiaries of the Registrant	State or Other Jurisdiction of Incorporation
Grain Enhancement, LLC (2) (7)	Delaware limited liability company
Nutra SA, LLC (3)	Delaware limited liability company
Industria Riograndens De Oleos Vegetais Ltda (4)	Limited liability company organized under the laws of the Federative Republic of Brazil
NutraCea, LLC (8) (1)	Delaware limited liability company
NutraCea Offshore LTD (5)(7)	Company organized under the laws of the Cayman Islands
RBT PRO, LLC (1)	Delaware limited liability company
Rice Rx, LLC (1)	Delaware limited liability company
Rice Science LLC (1)	Delaware limited liability company
The RiceX Company (1)	Delaware corporation
RiceX Nutrients, Inc. (6)	Montana corporation
SRB- MERM, LLC (8)	Delaware limited liability company
SRB-LC, LLC (8)	Delaware limited liability company
SRB-MT, LLC (8)	Delaware limited liability company
SRB-WS, LLC (8)	Delaware limited liability company
SRB- IP, LLC (8)	Delaware limited liability company

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(1)	wholly owned subsidiary of RiceBran Technologies
(2)	47.5% interest
(3)	approximately 51.0% interest
(4)	wholly owned subsidiary of Nutra SA, LLC
(5)	72.0% interest
(6)	wholly owned subsidiary of The RiceX Company
(7)	inactive
(8)	formed February 2, 2012, wholly owned subsidiary of NutraCea, LLC